OPINION OF PATTON BOGGS LLP

June 4, 2004

Chembio Diagnostics, Inc.
3661 Horseblock Road
Medford, New York 11763

Re: Chembio Diagnostics, Inc. Registration Statement on Form SB-2 for Resale of 20,826,170 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Chembio Diagnostics, Inc., a Nevada corporation (the "Company"), in connection with the registration for resale of 20,826,170 shares of the Company's Common Stock (the "Shares"), as described in the Company's Registration Statement on Form SB-2 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares. Based on such review, we are of the opinion that (1) the Shares (other than Shares issuable upon the conversion of preferred stock or the exercise of options or warrants) are duly authorized, legally issued, and are fully paid and non-assessable; and (2) the Shares issuable upon conversion of preferred stock or the exercise of options or warrants, if, as and when issued by the Company, are duly authorized and, upon conversion or exercise thereof in the manner and for the consideration expressed in such preferred stock, options or warrants, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation SB-2.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Patton Boggs LLP
PATTON BOGGS LLP